UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934

Date of Report (Date of earliest event reported): February 8, 2012

A123 Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34463	04-3583876
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

A123 Systems, Inc. 200 West Street Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 617-778-5700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 8, 2012, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of A123 Systems, Inc. (the “Company”) approved the following salary adjustments, equity incentive grants and retention agreement amendments for certain of the Company’s executive officers, including the Company’s principal executive officer, principal financial officer and the other named executive officers listed below (as defined in Item 402(a)(3) of Regulation S-K).  The Committee took the foregoing actions to strengthen the retention value of the Company’s existing compensation arrangements for its key executives.  The following table sets forth the 2012 base salary, effective as of February 8, 2012, for the following named executive officers, as determined by the Committee:

Name of Executive Officer	2012 Base Salary
Jason Forcier	$350,000
Robert Johnson	$400,000
David Prystash	$380,000

The Committee also awarded restricted stock units (“RSUs”) to its executive officers.  Each RSU will be granted pursuant to a Restricted Stock Unit Agreement (each, a “Restricted Stock Unit Agreement”) under the Company’s 2009 Stock Incentive Plan (the “Plan”).  The number of RSUs granted to each of the named executive officers is set forth opposite his name below:

Name of Executive Officer	Number of RSUs
David Vieau	400,000
Edward Kopkowski	100,000
David Prystash	200,000
Jason Forcier	150,000
Robert Johnson	300,000
Louis Golato	60,000

The Restricted Stock Unit Agreement to be executed between the Company and each recipient provides that the RSUs granted to the executives will vest as to 25% of the original number of RSUs on the first anniversary of the grant date and as to an additional 6.25% of the original number of RSUs at the end of each quarter thereafter.  If the recipient ceases to be an employee of the Company for any reason before the vesting of any RSUs, the recipient will automatically forfeit all rights to any RSUs for which vesting has not occurred; provided, however, that in the event the Company consummates a “change of control” transaction, all of the recipient’s RSUs will vest upon the consummation of such transaction.  Subject to the foregoing, until each applicable vesting date, the recipient will have no rights to any shares, and until the Company delivers the shares to the recipient, the recipient will not have any rights associated with such shares, including without limitation dividend or voting rights.

In addition, the Company approved certain changes to the Executive Retention Agreements previously executed between the Company and certain executive officers.

Pursuant to an Amended and Restated Executive Retention Agreement to be executed between the Company and David Vieau, upon a change of control of the Company, Mr. Vieau would be entitled to receive accelerated vesting of unvested stock option and restricted stock awards equal to 100% of the unvested amounts.  In addition, the term of Mr. Vieau’s agreement has been extended to December 31, 2015, following which his agreement will be subject to renewal on an annual basis, subject to certain conditions.

Pursuant to an Amended and Restated Executive Retention Agreement to be executed between the Company and each of Messrs. Prystash, Forcier, Johnson and Golato, upon a change of control of the Company, each such officer would be entitled to receive accelerated vesting of unvested stock option and restricted stock awards equal to 100% of the unvested amounts.  Further, if such individual’s employment is terminated within 24 months after the change of control either by him for “good reason” or by the Company without “cause” (as defined in the amended and restated executive retention agreement), such individual would be entitled to receive payment of his base salary for 18 months, his target bonus for the year in which termination occurs and the continuation of his benefits for 18 months or, if earlier, until he receives similar benefits from another employer. In addition, the term of each agreement with each such officer has been extended to December 31, 2015, following which his agreement will be subject to renewal on an annual basis, subject to certain conditions.

Finally, the Committee authorized the Company to enter into an Executive Retention Agreement with Edward Kopkowski that provides the same benefits in connection with a change of control of A123 as those provided to the executives named in the paragraph above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A123 SYSTEMS, INC.

Date: February 14, 2012	By:	/ s/ Eric J. Pyenson
Eric J. Pyenson
General Counsel